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                              EXHIBIT 5.1 AND 23.1

                      Siegel, Lipman, Dunay & Shepard, LLP
                        5355 Town Center Road, Suite 801
                            Boca Raton, Florida 33486

                                February 22, 2002

Bio-Lok International Inc.
312 S. Military Trail
Deerfield Beach, Florida 33442

         Re:      Bio-Lok International Inc.
                  Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as special counsel to Bio-Lok International Inc. (the "Company") in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, dated as of February 28, 2002, relating to the registration of 500,000 shares of the Company's common stock, par value $.01 per share (the "Shares"), to be issued pursuant to the Company's Stock Compensation Plan 2002 (the "Stock Plan").

         In rendering the opinions set forth below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents corporate records and other instruments as we have deemed necessary or appropriate.

         Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and paid for as described in the Registration Statement, and in accordance under the Stock Plan, will be validly issued, fully paid and nonassessable.

         We are furnishing this opinion letter to you solely for your benefit in connection with the registration referred to herein. We disclaim any obligation to update this opinion letter for changes in fact or law, or otherwise.

Very truly yours,

/s/ SIEGEL, LIPMAN, DUNAY & SHEPARD, LLP